Exhibit 99.1
www.pplnewsroom.com

Contacts:         For news media – George Biechler, 610-774-5997
For financial analysts – Tim Paukovits, 610-774-4124

PPL Corporation Reports Strong Quarterly Earnings,
Increases 2007 Earnings Forecast

•	Quarterly reported earnings per share up 87 percent primarily on successful sale of El Salvadoran business

•	Quarterly ongoing earnings per share up 19 percent on international segment tax benefit, higher energy supply margins and improved energy marketing results

ALLENTOWN, Pa. (Aug. 2, 2007) ― PPL Corporation (NYSE: PPL) on Thursday (8/2) reported second-quarter earnings of $0.88 per share, 87 percent higher than the $0.47 per share earned in the second quarter a year ago.

Driving this strong performance was a gain on the successful sale of PPL’s El Salvadoran business, a U.S. income tax benefit associated with PPL’s international delivery business segment, higher realized wholesale energy margins in PPL’s supply business and increased profitability in the company’s energy marketing operations.

Excluding special items, PPL’s earnings per share from ongoing operations for the second quarter increased by 19 percent to $0.63 per share compared with $0.53 per share in the same period of 2006.

For the first six months of 2007, PPL’s reported earnings increased by 18 percent per share compared with a year ago. Earnings from ongoing operations for the first six months of 2007 increased by 6 percent per share compared with a year ago.

“We are pleased with PPL’s solid results so far this year, which have benefited from higher wholesale energy prices, improving operational performance at our power plants, and our expanding energy marketing operations,” said James H. Miller, PPL’s chairman, president and chief executive officer. “We are growing shareowner value by further improving our outstanding generation, marketing and delivery assets as we pursue growth opportunities.”

Miller said the company is continuing to sharpen the focus on its core businesses by selling non-strategic assets. In late July, PPL announced that it is pursuing the sale of its natural gas and propane delivery operations. Earlier this year, the company completed the sales of its electricity delivery businesses in El Salvador and Bolivia and reached a definitive agreement to sell its telecommunications operations. PPL expects to complete the sale of its telecommunications operations and Chilean electricity delivery business in 2007 and its natural gas and propane delivery operations in 2008.

Miller said PPL is raising its existing 2007 forecast of earnings from ongoing operations from $2.30 to $2.40 per share to $2.40 to $2.50 per share, driven in part by a U.S. income tax benefit of $0.08 per share associated with the company’s international delivery business segment. Besides this tax benefit, which will not likely recur at similar levels in future periods, he said PPL looks to strong earnings growth in the second half of 2007 from the replacement of expiring supply obligations with higher-margin wholesale energy contracts and increased energy marketing profitability that includes new full-requirements contracts in the mid-Atlantic region.

Miller said PPL’s 2007 forecast of earnings from ongoing operations includes the operating results of PPL’s Latin American businesses but excludes special items related to the divestiture process. The company also has increased its 2007 forecast of reported earnings from $2.43 to $2.53 per share to $2.53 to $2.63 per share, which reflects special items recorded through June 30, 2007.

PPL’s revised 2007 earnings forecast excludes an estimated $0.13 to $0.15 per share U.K. income tax benefit expected to be recorded in the third quarter of 2007. This benefit results from a recent decrease in the U.K. statutory income tax rate from 30 percent to 28 percent, effective for fiscal tax years beginning on April 1, 2008, which will  reduce PPL’s deferred tax liabilities.

Second-Quarter Reported and Ongoing Earnings Details

PPL’s reported earnings in the most recent quarter included special item credits of $0.25 per share, consisting of $0.21 per share primarily from the sale of PPL’s El Salvadoran electricity delivery business and unrealized gains of $0.04 per share related to the mark-to-market impact of energy-related, non-trading economic hedges. The second quarter of 2006 reflected special items of $0.06 per share in net charges.

Excluding these special items, PPL’s earnings from ongoing operations for the second quarter of 2007 were $0.63 per share, a 19 percent increase compared with $0.53 per share in earnings from ongoing operations a year ago. This increase was primarily due to an $0.08 per share U.S. income tax benefit associated with PPL’s international delivery business segment and higher wholesale energy margins driven by higher wholesale prices compared with a year ago, as well as increased margins from new full-requirements contracts.

Reported earnings are calculated in accordance with generally accepted accounting principles (GAAP). Earnings from ongoing operations is a non-GAAP financial measure that excludes special items. Special items include charges or credits that are unusual or non-recurring as well as the mark-to-market impact of energy-related, non-trading economic hedges.

(Dollars in millions, except for per share amounts)

	2nd Quarter
	2007	2006	% Change
Reported Earnings	$345	$181	+91%
Reported Earnings per Share	$0.88	$0.47	+87%
Earnings from Ongoing Operations	$248	$205	+21%
Per Share Earnings from Ongoing Operations	$0.63	$0.53	+19%

(See the tables at the end of the news release for details as to the reconciliation of reported earnings versus earnings from ongoing operations.)

First-Half Reported and Ongoing Earnings Details

For the first six months of 2007, PPL’s reported earnings were $1.41 per share, an 18 percent increase from $1.19 per share in the same period of 2006. These reported earnings included special items of $0.13 per share in net credits, consisting of an $0.11 net credit from the sale of PPL’s Latin American assets; unrealized gains of $0.07 related to the mark-to-market impact of energy-related, non-trading economic hedges; and a charge of $0.05 for the previously announced sale of the company’s telecommunication operations.  The same period of 2006 reflected special items of $0.02 per share in net charges.

Excluding special items, PPL’s earnings from ongoing operations for the first six months of 2007 were $1.28 per share, a 6 percent increase from $1.21 a year ago. This increase was primarily due to an $0.08 per share U.S. income tax benefit associated with PPL’s international delivery business segment.

Second-Quarter and First-Half Earnings by Business Segment

	2nd Quarter		Year to Date
	2007	2006	2007	2006

Per share earnings from ongoing operations

Supply	$0.30	$0.25	$0.62	$0.58
Pennsylvania Delivery	0.07	0.08	0.23	0.22
International Delivery	0.26	0.20	0.43	0.41
Total	$0.63	$0.53	$1.28	$1.21

Special Items

Supply	$0.04	$(0.06)	$0.02	$(0.02)
Pennsylvania Delivery	-	-	-	-
International Delivery	0.21	-	0.11	-
Total	$0.25	$(0.06)	$0.13	$(0.02)

Reported earnings

Supply	$0.34	$0.19	$0.64	$0.56
Pennsylvania Delivery	0.07	0.08	0.23	0.22
International Delivery	0.47	0.20	0.54	0.41
Total	$0.88	$0.47	$1.41	$1.19

(For more details and a breakout of special items by segment, see the reconciliation tables at the end of this news release.)

Key Earnings Factors by Business Segment

Supply Segment
PPL’s supply business segment primarily consists of the domestic energy generation and marketing operations of PPL Energy Supply.

Per share earnings from ongoing operations for PPL’s supply business segment in the second quarter of 2007 increased by 20 percent compared with a year ago. This increase primarily resulted from higher wholesale energy margins due to higher wholesale prices, increased energy marketing profitability and higher total margins from new and existing full-requirements supply contracts. Partially offsetting these higher margins were increased operation and maintenance costs related to planned nuclear and coal-fired power plant outages in the Eastern U.S.

Per share earnings from ongoing operations for PPL’s supply business segment during the first six months of 2007 increased by about 7 percent compared with a year ago. This increase was primarily due to the same factors as in the second quarter of 2007 as well as higher synfuel income. Partially offsetting these increases were higher operation and maintenance costs related to planned nuclear and coal-fired power plant outages in the Eastern U.S.

Pennsylvania Delivery Segment
PPL’s Pennsylvania delivery business segment includes the regulated electric and gas delivery operations of PPL Electric Utilities and PPL Gas Utilities.

Per share earnings from ongoing operations for PPL’s Pennsylvania delivery business segment in the second quarter of 2007 declined by about 13 percent compared with a year ago. Increased sales to residential and commercial electricity customers were more than offset by higher operation and maintenance costs and higher depreciation compared with a year ago.

Per share earnings from ongoing operations for PPL’s Pennsylvania delivery business segment during the first six months of 2007 increased by about 5 percent compared with a year ago. This increase was primarily due to increased sales to residential and commercial electricity customers, partially offset by higher operation and maintenance costs and higher depreciation compared with a year ago.

International Delivery Segment
The quarterly and six-month results for PPL’s international delivery business segment include regulated electric distribution companies in the United Kingdom and Latin America.

Per share earnings from ongoing operations for PPL’s international delivery business segment in the second quarter of 2007 increased by 30 percent compared with a year ago. This increase was primarily due to a U.S. income tax benefit of $0.08 per share, which will not likely recur at similar levels in future periods. Other positive earnings factors were a favorable currency exchange rate in the U.K. and higher earnings in the electricity delivery businesses in Chile compared with a year ago. These favorable results were partially offset by higher operation and maintenance expenses in the U.K. In addition, last year’s second-quarter results benefited from higher income recognized from the ongoing liquidation of certain non-core businesses in the U.K.

Per share earnings from ongoing operations for PPL’s international delivery business segment during the first six months of 2007 increased by about 5 percent compared with a year ago. This increase was primarily due to the same factors as in the second quarter of 2007, partially offset by lower electricity sales and higher local taxes in the U.K.

Long-Term Outlook

Because the provider-of-last-resort (POLR) contract between PPL EnergyPlus and PPL Electric Utilities expires at the end of 2009, PPL Electric Utilities will be required to purchase energy supply in 2010 for default supply for those residential and small commercial and industrial customers who do not shop in the competitive market. Those purchases will be made through six competitive solicitations during 2007 to 2009 in accordance with a plan approved by the PUC in May 2007.

In late July 2007, the PUC approved PPL Electric Utilities’ purchase of one-sixth of the electricity it expects to need in 2010 for default supply customers. The next competitive solicitation is scheduled to begin Aug. 27, with bids due Oct. 1 and PUC approval Oct. 4.

Miller said that the company expects to provide definitive guidance for 2008 and to revise its current 2010 earnings forecast of $3.50 per share later in 2007.  The 2010 revised forecast will incorporate the positive drivers of increases in market prices for energy and capacity since that forecast was developed in late 2005. He also said the company will be evaluating the market information provided by the capacity auctions of the PJM Interconnection, specifically the one scheduled for October, which will establish a value for capacity within PJM for a portion of 2010. This market information, as well as other factors, will assist PPL in developing an updated long-term earnings forecast.

Credit and Cash Flow Profiles

Miller said that the company’s improving credit profile, coupled with the sale of its Latin American assets and of its telecommunication operations, positions PPL to follow through on its previously announced program to repurchase up to $750 million of common stock. He said that as of July 31, 2007, about 3.6 million shares of PPL’s common stock already had been repurchased. He also said the company’s current business plan reflects additional common stock repurchases beginning in 2009, assuming the absence of other opportunities to enhance shareowner value at that time through business growth investments. “PPL’s improving credit and cash flow profiles provide a strong base for future investment,” Miller said.

Dividend Growth Rate

Miller said PPL expects that the growth rate of its common stock dividend in 2008 and 2009 will continue to exceed the growth rate in the company’s per share earnings from ongoing operations. The company increased the annualized dividend rate on its common stock from $1.10 to $1.22 per share, effective with the April 1, 2007 dividend payment. The current annual dividend rate equates to a 50 percent payout ratio based on the midpoint of the company’s revised 2007 forecast of earnings from ongoing operations. PPL expects its dividend payout ratio will be above 50 percent in 2008 and 2009.

PPL Corporation, headquartered in Allentown, Pa., controls more than 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to more than 4 million customers in Pennsylvania, the United Kingdom and Chile. More information is available at www.pplweb.com.

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(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share.)

Conference Call and Webcast

PPL invites interested parties to listen to the live Webcast of management’s teleconference with financial analysts about second-quarter 2007 financial results at 9 a.m. EDT Thursday, Aug. 2. The meeting is available online live, in audio format, along with slides of the presentation, on PPL’s Web site: www.pplweb.com. The Webcast will be available for replay on the PPL Web site for 30 days. Interested individuals also can access the live conference call via telephone at 719-457-2681.

PPL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (a)

Condensed Consolidated Balance Sheet (Unaudited)
(Millions of Dollars)

	June 30, 2007	Dec. 31, 2006

Assets
Cash and cash equivalents	$567	$794
Assets held for sale	730	0
Other current assets	2,782	2,836
Investments	595	564
Property, plant and equipment
Electric plant	19,268	19,395
Gas and oil plant	379	373
Other property	192	311

	19,839	20,079
Less: accumulated depreciation	7,857	8,010

	11,982	12,069
Recoverable transition costs	732	884
Goodwill and other acquired intangibles	1,327	1,521
Regulatory and other noncurrent assets	1,291	1,079

Total assets	$20,006	$19,747

Liabilities and Equity
Short-term debt (including current portion of long-term debt)	$839	$1,149
Liabilities held for sale and related minority interest	377	0
Other current liabilities	1,824	2,199
Long-term debt (less current portion)	6,841	6,728
Deferred income taxes and investment tax credits	2,137	2,331
Other noncurrent liabilities	2,292	1,857
Minority interest	26	60
Preferred securities of a subsidiary	301	301
Earnings reinvested	2,937	2,626
Common stock and capital in excess of par value	2,787	2,814
Accumulated other comprehensive loss	(355)	(318)

Total liabilities and equity	$20,006	$19,747

(a)
The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

Condensed Consolidated Income Statement (Unaudited)
(Millions of Dollars, Except per Share Data)

	3 Months Ended June 30,		6 Months Ended June 30,

	2007(a)	2006(a)(b)	2007(a)	2006(a)(b)

Operating Revenues
Utility	$1,021	$946	$2,196	$2,058
Unregulated retail electric	23	20	45	45
Wholesale energy marketing	379	383	628	718
Net energy trading margins	6	1	13	11
Energy-related businesses	184	154	369	322

	1,613	1,504	3,251	3,154

Operating Expenses
Fuel and energy purchases	420	443	839	907
Other operation and maintenance	359	326	695	637
Amortization of recoverable transition costs	70	63	151	135
Depreciation	112	104	230	206
Taxes, other than income	71	69	150	139
Energy-related businesses	201	140	403	298

	1,233	1,145	2,468	2,322

Operating Income	380	359	783	832
Other Income – net	22	30	48	38
Interest Expense	121	114	242	228

Income from Continuing Operations Before
Income Taxes, Minority Interest and
Dividends on Preferred Securities of a Subsidiary	281	275	589	642
Income Taxes	33	80	107	175
Minority Interest	0	1	1	1
Dividends on Preferred Securities of a Subsidiary	4	4	9	5

Income from Continuing Operations	244	190	472	461
Income (Loss) from Discontinued Operations
(net of income taxes)	101	(9)	76	0

Net Income	$345	$181	$548	$461

Earnings per share of common stock – basic
Earnings from ongoing operations	$0.64	$0.54	$1.30	$1.23
Special items	0.25	(0.06)	0.12	(0.02)

Net Income	$0.89	$0.48	$1.42	$1.21

Earnings per share of common stock – diluted
Earnings from ongoing operations	$0.63	$0.53	$1.28	$1.21
Special Items	0.25	(0.06)	0.13	(0.02)

Net Income	$0.88	$0.47	$1.41	$1.19

Average shares outstanding (thousands)
Basic	385,300	380,141	385,053	379,981
Diluted	390,109	385,590	389,645	385,589

(a)
Earnings in the 2007 and 2006 periods were impacted by several special items, as described in the text and tables of this news release. Earnings from ongoing operations excludes the impact of these special items.

(b)	Certain amounts from 2006 have been reclassified to conform to the current year presentation, including the reclassification of Latin American accounts to Income (Loss) from Discontinued Operations.

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	6 Months Ended June 30,
	2007	2006
Cash Flows from Operating Activities

Net income	$548	$461
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	236	219
Amortizations-recoverable transition costs and other	209	151
Pre-tax gain on the sale of a Latin American business	(94)	0
Pre-tax loss from the sale of interest in the Griffith plant	0	40
Deferred income taxes and investment tax credits	(38)	(51)
Pension and other postretirement benefits	38	(1)
Impairment of assets held for sale	70	0
Changes in working capital	(235)	(98)
Other	(115)	(26)
Net cash provided by operating activities	619	695

Cash Flows from Investing Activities

Expenditures for property, plant and equipment	(692)	(478)
Proceeds from sale of a Latin American business	180	0
Net sales (purchases) of emission allowances	31	(25)
Net sales (purchases) of short-term investments	9	(9)
Proceeds from sale of interest in Griffith plant	0	115
Other investing activities	(70)	0
Net cash used in investing activities	(542)	(397)

Cash Flows from Financing Activities

Net retirements of long-term debt	(63)	(263)
Repurchase of common stock	(77)	0
Payment of common stock dividends	(225)	(200)
Net increase (decrease) in short-term debt	61	(171)
Issuance of preference stock, net of issuance costs	0	245
Other financing activities	13	3
Net cash used in financing activities	(291)	(386)

Effect of Exchange Rates on Cash and Cash Equivalents	1	1

Net Decrease in Cash and Cash Equivalents	(213)	(87)
Cash and cash equivalents at beginning of period	794	555
Cash and cash equivalents included in assets held for sale	(14)	0
Cash and cash equivalents at end of period	$567	$468

Key Indicators

Financial

	12 Months Ended June 30, 2007	12 Months Ended June 30, 2006

Dividends declared per share	$1.16	$1.05
Book value per share (a)	$13.95	$12.84
Market price per share (a)	$46.79	$32.30
Dividend yield (a)	2.5%	3.3%
Dividend payout ratio (b)	47%	48%
Dividend payout ratio - earnings from ongoing operations (b)(c)	50%	46%
Price/earnings ratio (a)(b)	19.1	14.7
Price/earnings ratio - earnings from ongoing operations (a)(b)(c)	20.2	14.1
Return on average common equity	18.52%	18.58%
Return on average common equity - earnings from ongoing operations (c)	17.49%	19.11%

(a)	End of period.
(b)	Based on diluted earnings per share.
(c)	Calculated using earnings from ongoing operations, which excludes the impact of special items, as described in the text and tables of this news release.

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

2nd Quarter 2007	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$118	$30	$100	$248	$0.30	$0.07	$0.26	$0.63
Special Items
MTM adj's from energy-related,
non-trading economic hedges	16			16	0.04			0.04
Divestiture of Latin American businesses			83	83			0.21	0.21
Impairment of telecommunication assets	(2)			(2)
Total special items	14		83	97	0.04		0.21	0.25
Reported earnings	$132	$30	$183	$345	$0.34	$0.07	$0.47	$0.88

Year-to-Date June 30, 2007	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$244	$88	$168	$500	$0.62	$0.23	$0.43	$1.28
Special Items
MTM adj's from energy-related,
non-trading economic hedges	26			26	0.07			0.07
PJM billing dispute (Q1, '07)	(1)			(1)
Divestiture of Latin American businesses
(Q1, '07; Q2, '07)			43	43			0.11	0.11
Impairment of telecommunication
assets (Q1, '07; Q2, '07)	(20)			(20)	(0.05)			(0.05)
Total special items	5		43	48	0.02		0.11	0.13
Reported earnings	$249	$88	$211	$548	$0.64	$0.23	$0.54	$1.41

12 Months Ended June 30, 2007	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$476	$150	$276	$902	$1.22	$0.39	$0.71	$2.32
Special Items
MTM adj's from energy-related,
non-trading economic hedges	15			15	0.04			0.04
PJM billing dispute (Q4, '06; Q1, '07)	(18)	20		2	(0.04)	0.05		0.01
Sale of interest in Griffith (Q4, '06)	1			1
Write-off of Hurricane Isabel
regulatory asset (Q3, '06)		(6)		(6)		(0.02)		(0.02)
Benefits related to Black Lung
Trust assets (Q3, '06)		21		21		0.06		0.06
Susquehanna workforce reduction (Q4, '06)	(3)			(3)	(0.01)			(0.01)
Impairment of nuclear decom.
trust investments (Q4, '06)	(3)			(3)	(0.01)			(0.01)
Divestiture of Latin American
businesses (Q1, '07; Q2, '07)			43	43			0.11	0.11
Impairment of telecommunication
assets (Q1, '07; Q2, '07)	(20)			(20)	(0.05)			(0.05)
Total special items	(28)	35	43	50	(0.07)	0.09	0.11	0.13
Reported earnings	$448	$185	$319	$952	$1.15	$0.48	$0.82	$2.45

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

2nd Quarter 2006	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$98	$28	$79	$205	$0.25	$0.08	$0.20	$0.53
Special Items
MTM adj's from energy-related,
non-trading economic hedges	(8)			(8)	(0.02)			(0.02)
Off-site remediation of ash basin leak	5			5	0.01			0.01
Enron reserve adjustment	2			2	0.01			0.01
Sale of interest in Griffith	(17)			(17)	(0.05)			(0.05)
Synfuels impairment	(6)			(6)	(0.01)			(0.01)
Total special items	(24)			(24)	(0.06)			(0.06)
Reported earnings	$74	$28	$79	$181	$0.19	$0.08	$0.20	$0.47

Year-to-Date June 30, 2006	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total
Earnings from Ongoing Operations	$224	$84	$159	$467	$0.58	$0.22	$0.41	$1.21
Special Items
MTM adj's from energy-related,
non-trading economic hedges	(1)			(1)
Off-site remediation of ash basin
leak (Q1, '06; Q2, '06)	6			6	0.01			0.01
Enron reserve adjustment (Q1, '06; Q2, '06)	11		1	12	0.03			0.03
Sale of interest in Griffith (Q2, '06)	(17)			(17)	(0.05)			(0.05)
Synfuels impairment (Q2, '06)	(6)			(6)	(0.01)			(0.01)
Total special items	(7)		1	(6)	(0.02)			(0.02)
Reported earnings	$217	$84	$160	$461	$0.56	$0.22	$0.41	$1.19

12 Months Ended June 30, 2006	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total
Earnings from Ongoing Operations	$443	$182	$258	$883	$1.15	$0.47	$0.67	$2.29
Special Items
MTM adj's from energy-related,
non-trading economic hedges
Off-site remediation of ash basin
leak (Q3, '05; Q4, '05; Q1, '06; Q2, '06)	(21)			(21)	(0.05)			(0.05)
Conditional asset retirement
obligation (Q4, '05)	(8)			(8)	(0.02)			(0.02)
Enron reserve adjustment (Q1, '06; Q2, '06)	11		1	12	0.03			0.03
Sale of interest in Griffith (Q2, '06)	(17)			(17)	(0.05)			(0.05)
Synfuels impairment (Q2, '06)	(6)			(6)	(0.01)			(0.01)
Total special items	(41)		1	(40)	(0.10)			(0.10)
Reported earnings	$402	$182	$259	$843	$1.05	$0.47	$0.67	$2.19

Operating - Domestic and International Electricity Sales

(millions of kwh)
	3 Months Ended June 30				6 Months Ended June 30

	2007	2006	Percent Change		2007	2006	Percent Change

Domestic Retail
Delivered (a)	8,872	8,407	5.5%		19,180	18,341	4.6%
Supplied	9,395	8,946	5.0%		20,236	19,424	4.2%

International Delivered
United Kingdom	6,840	7,353	(7.0%	)	14,565	15,430	(5.6%	)
Chile	752	706	6.5%		1,538	1,436	7.1%
El Salvador and Bolivia (c)	465	449	3.6%		907	872	4.0%

Domestic Wholesale
East	4,563	5,135	(11.1%	)	8,811	9,867	(10.7%	)
West
NorthWestern Energy	836	845	(1.0%	)	1,669	1,668	0.1%
Other West (b)	2,651	2,701	(1.8%	)	5,445	5,434	0.2%

(a)	Electricity delivered to retail customers represents the kwh delivered to customers within PPL Electric Utilities Corporation’s service territory.
(b)	Certain amounts have been reclassified to conform to the current year presentation.
(c)	PPL’s business in El Salvador was sold on May 24, 2007, and electricity deliveries were made to the date of sale.

 “Earnings from ongoing operations” excludes the impact of special items. Special items include charges, credits or gains that are unusual or non-recurring and the mark-to-market impact of energy-related, non-trading economic hedges. The mark-to-market impact of these hedges is economically neutral to the company in that offsetting gains or losses on underlying accrual positions will be recognized as energy is delivered over the terms of the contracts. Earnings from ongoing operations should not be considered as an alternative to reported earnings, or net income, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that earnings from ongoing operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL’s underlying earnings performance as another criterion in making their investment decisions. PPL’s management also uses earnings from ongoing operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

Statements contained in this news release, including statements with respect to future earnings, energy prices, margins, sales and supply, marketing performance, growth, revenues, expenses, rates, cash flows, credit profile, financing, dividends, business disposition, corporate strategy, and generating capacity and performance, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; market prices for crude oil and the potential impact on the phaseout of synthetic fuel tax credits and synthetic fuel operations; weather conditions affecting generation production, customer energy usage and operating costs; competition in retail and wholesale power markets; liquidity of wholesale power markets; the effect of any business or industry restructuring; the profitability and liquidity, including access to capital markets and credit facilities of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operation and availability of existing generation facilities and operating costs; transmission and distribution system conditions and operating costs; current and future environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowance and other expenses; significant delays in the planned installation of pollution control equipment at certain coal-fired generating units in Pennsylvania due to weather conditions, contractor performance or other reasons; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business; any impact of hurricanes or other severe weather on PPL and its subsidiaries, including any impact on fuel prices; receipt of necessary governmental permits, approvals and rate relief; new state, federal or foreign legislation, including new tax legislation; state, federal and foreign regulatory developments; any impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries and the energy industry; capital markets conditions, including changes in interest rates, and decisions regarding capital structure; stock price performance of PPL Corporation; the market prices of equity securities and the impact on pension costs and resultant cash funding requirements for defined benefit pension plans; securities and credit ratings; disposition proceeds; foreign currency exchange rates; the outcome of litigation against PPL Corporation and its subsidiaries; potential effects of threatened or actual terrorism or war or other hostilities; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

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Note to Editors: Visit PPL’s media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.